Exhibit 99.1

GAP INC. REPORTS AUGUST SALES RESULTS

SAN FRANCISCO - September 1, 2016 - Gap Inc. (NYSE: GPS) today reported that net sales for the four-week period ended August 27, 2016 decreased 2 percent to $1.17 billion compared with net sales of $1.20 billion for the four-week period ended August 29, 2015.

“While we are pleased with the continued progress at Old Navy, we remain focused on improving results across our global brands,” said Sabrina Simmons, chief financial officer, Gap Inc.

August Comparable Sales Results
Gap Inc.’s comparable sales for August 2016 were down 3 percent versus a 2 percent decrease last year. Comparable sales by global brand for August 2016 were as follows:

•	Gap Global: negative 5 percent versus negative 8 percent last year

•	Banana Republic Global: negative 10 percent versus negative 11 percent last year

•	Old Navy Global: positive 1 percent versus positive 6 percent last year

Additional insight into Gap Inc.’s sales performance is available by calling 1-800-GAP-NEWS (1-800-427-6397). International callers may call 706-902-4949. The recording will be available at approximately 1:15 p.m. Pacific Time on September 1, 2016 and available for replay until 1:15 p.m. Pacific Time on September 9, 2016.

Fishkill Distribution Center Campus Fire
Gap Inc. is currently assessing the impact from a fire that recently occurred in a building located on its Fishkill, New York distribution center campus. The company has activated extensive contingency plans designed to help mitigate the overall impact to the business, including leveraging its North American network of distribution centers and ship-from-store capabilities. Further information is available on the Financial News and Events page accessible at www.gapinc.com/investors.

September Sales
The company will report September sales at 1:15 p.m. Pacific Time on October 6, 2016.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Gap, Banana Republic, Old Navy, Athleta, and Intermix brands. Fiscal year 2015 net sales were $15.8 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,300 company-operated stores, about 450 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact: Jack Calandra (415) 427-1726 Investor_relations@gap.com	Media Relations Contact: Jennifer Poppers (415) 427-1729 Press@gap.com